Filed Pursuant to Rule 424(b)(3)
Registration No. 333-231724

RW HOLDINGS NNN REIT, INC.
SUPPLEMENT NO. 5 DATED MARCH 19, 2020
TO
PROSPECTUS DATED DECEMBER 23, 2019

This prospectus supplement (this “Supplement”) amends and supplements our prospectus, dated December 23, 2019, as supplemented by Supplement No. 1 dated December 23, 2019, Supplement No. 2 dated December 31, 2019, Supplement No. 3 dated January 31, 2020 and Supplement No. 4 dated March 16, 2020 (as supplemented, the “Prospectus”). This Supplement should be read in conjunction with the Prospectus. This Supplement is not complete without and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Supplement is qualified by reference to the Prospectus except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus.

Unless the context suggests otherwise, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. In addition, as used herein, references in this Supplement to the “Company,” “we,” “us” and “our” refer to RW Holdings NNN REIT, Inc.

The purpose of this Supplement is to: (a) provide additional disclosure regarding the role of North Capital Private Securities Corporation, our dealer manager, in the offering of our Class C common stock; and (b) a revised form of the Company’s subscription agreement, which includes these disclosures.

Role of North Capital Private Securities Corporation

North Capital Private Securities Corporation (“North Capital”), a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of FINRA and SIPC, has been appointed as the dealer manager for the Company’s registered public offering (the “Offering”) of its Class C common stock (the “Securities”) as previously described in the Company’s Prospectus. Prospective investors should read and understand the following disclosures, which are provided by North Capital, in addition to the disclosures set forth in the Prospectus.

NORTH CAPITAL WILL RECEIVE FEES. North Capital, collectively with its associated persons, shall receive $12,000 per month. In addition, the Company has agreed to pay North Capital an additional monthly variable fee equal to 0.60% of the purchase price of each incremental share of Class C common stock sold in the primary portion of the Offering (the “Variable Fee”).  The Variable Fee does not become payable until the aggregate gross proceeds raised in the primary portion of the Offering since the appointment of North Capital equal or exceed $25 million, and the Variable Fee will be reduced to 0.50% of the purchase price of each share of Class C common stock sold in the primary portion of the Offering once the aggregate gross offering proceeds raised in the primary portion of the Offering since the appointment of North Capital equal or exceed $75 million. The Company also paid to North Capital a monthly retainer of $60,000 for the first three months following the commencement of the Offering, for a maximum retainer of $180,000, in addition to certain costs and expenses.

NORTH CAPITAL DOES NOT MAKE INVESTMENT RECOMMENDATIONS OR GIVE INVESTMENT ADVICE. North Capital does not give investment advice and does not make investment recommendations to any investors. No communications in any medium should be construed as a recommendation to purchase any Securities in the Offering. North Capital is not recommending that you purchase Securities in the Offering. North Capital does not provide “due diligence” on an investor’s behalf and is not responsible for investors’ investment decisions.

NORTH CAPITAL IS NOT YOUR ADVISOR. North Capital is not your advisor, is not a fiduciary, and does not offer investment advice to any investor. North Capital recommends that you seek advice from and consult with a registered investment advisor, attorney, accountant, or other licensed professionals who have the expertise to help you understand and assess the risks associated with the Securities.

NORTH CAPITAL HAS NOT INDEPENDENTLY VERIFIED ANY MATERIALS ASSOCIATED WITH THE OFFERING. The Prospectus has been prepared solely by the Company, and any materials prepared by North Capital were created in reliance on the Prospectus and reviewed and approved by the Company. All statements, representations, and other information contained therein are the sole responsibility of the Company and are believed by North Capital to be materially correct and free of material omissions.

DISCLAIMER OF VALUATION. North Capital does not independently verify any valuation of the Securities, including, without limitation, any methodology or information in support thereof, and any such valuation does not constitute an opinion from North Capital such as on the Company’s current or future business performance or otherwise. The Securities are not publicly traded and no market exists (and may never exist) for the Securities; there is no actual market price for the Securities.

NORTH CAPITAL AND PROSPECTIVE INVESTORS HAVE MATERIAL CONFLICTS OF INTEREST. North Capital is an agent of the Company and it receives transaction fees based on the volume of Securities sold by it and its associated persons in the Offering.

INVESTMENT IN THE SECURITIES IS HIGH-RISK. All non-listed offerings, including the Offering, are considered to be high-risk due to their limited liquidity compared to listed offerings. The Company has a limited operating history, and as such, any projections, forecasts, and/or extrapolations are hypothetical and subject to change. Any investment in Securities issued by the Company is, by definition, speculative and high-risk. Prospective investors should not assume they will ever be able to resell or transfer their Securities and should understand that they may lose their entire investment. Prospective investors should carefully review the Prospectus for a complete discussion of risk factors.

SUBMITTING A COMPLAINT. Should any investor have a complaint about North Capital, its partners, or the Offering, complaints can be filed using the complaint form located at the bottom of the page in the footer menu of North Capital’s website at https://www.northcapital.com.

DATA COLLECTION

North Capital and its designated agents and representatives will collect and retain information, records and data in connection with your investment in the Offering, and will share such information with its partners as appropriate, required or advisable to facilitate the transactions contemplated by the Offering and to comply with applicable legal and regulatory obligations. Visit North Capital’s website at https://www.northcapital.com for North Capital’s privacy policy, which is incorporated into this Supplement by reference.

Subscription Agreement

The form of Subscription Agreement attached as Appendix A-1 to the Prospectus is hereby superseded and replaced with the revised form of Subscription Agreement attached to this Supplement as Appendix A-1.

Appendix A-1

FORM OF SUBSCRIPTION AGREEMENT WITH INSTRUCTIONS (DIRECT INVESTORS)

(See Attached)

Investment Form

RW HOLDINGS NNN REIT, INC.
SUBSCRIPTION AGREEMENT

RW Holdings
NNN REIT, Inc.

1. Investment

Date

US $500 minimum at US $10.27 per Share $

2. Account Type

(Check One Box Only)

☐ Individual	☐ Pension Plan [2]	☐ Traditional IRA
☐ Joint Tenants [1]	☐ Profit Sharing Plan [2]	☐ Simple IRA
☐ Tenants in Common [1]	☐ KEOGH Plan [2]	☐ SEP IRA
☐ Trust [2]	☐ Other [2]	☐ ROTH IRA
☐ Solo 401K	☐ Corporation [2]	☐ Partnership/LLC [2]

1 All parties must sign. Is the joint party a legal or common law spouse? Yes ☐ No ☐

2 Please attach pages of Trust/Plan document (or corporate/entity resolution) which lists the name of Trust/Plan/Entity, Trustees/officers or authorized signatories, signatures and date.

3. Investor Information

Investor 1 Name					
US Tax ID#		Date of Birth			
Profession / Occupation		Street Address			
City		State		Zip Code	

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Phone

Email

Alternative Street Address

NOTE: You will receive investor communications electronically via email

Alternative City

Alt. State

Alt. Zip Code

Are you associated with a Broker Dealer?

No

Yes

Employer Name

Employer Address

Street

City

Country

State

Zip Code

I wish to receive written communications sent to my mailing address

US Citizen

US Citizen residing outside the US

Foreign citizen - US green card holder

Check here if you are subject to backup withholding

Foreign citizen, Country

2/12

Investor 2 Name

US Tax ID#

Date of Birth

Profession / Occupation

Street Address

City

State

Zip Code

Phone

Email

NOTE: You will receive investor communications electronically via email

Alternative Street Address

Alternative City

Alt. State

Alt. Zip Code

Are you associated with a Broker Dealer?

No Yes

Employer Name

Employer Address

Street

City

Country

State

Zip Code

I wish to receive written communications sent to my mailing address

US Citizen

US Citizen residing outside the US

Foreign citizen - US green card holder

Check here if you are subject to backup withholding

Foreign citizen, Country

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4. Account Title

Please print names in which shares of common stock are to be registered. Include trust/entity name if applicable. If IRA or qualified plan, include both custodian and investor names and IRA account number. If the same as in Section 3, please write "SAME".

Name of Account Line 1

Name of Account Line 2

US Tax ID#

Secondary US Tax ID#

5. Custodian/Trustee/Manager/General Partner/Administrator Information

Name
CUSTODIAN/TRUSTEE/ /MANAGER/GENERAL PARTNER/ADMINISTRATOR

Address

Phone

Email

Tax Identification Number
CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR

Investor's Account Number with CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR

For Custodian Accounts, such as IRAs and other qualified plans, a completed copy of this investment form should be sent directly to the Custodian who will then forward the necessary documentation and payment to RW Holdings NNN REIT, Inc.

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6. Financial Suitability

Investor suitability standards were created to provide minimum qualification guidelines which if not met, would indicate that the subject investment is not appropriate for the investor. Please refer to section 7 for suitability requirements.

The Investor had an annual gross income last year of

Excluding primary residence, the Investor has a net worth of

Percentages entered in the following two questions must equal 100%

What percentage of your net worth is invested in *illiquid* assets? Types of illiquid assets include, but are not limited to: penny stocks, ownership interest in private companies, real estate other than your home, art, antiques, collectibles, etc.

%

What percentage of your net worth is invested in *liquid* assets? Types of liquid assets include, but are not limited to, cash, money-market funds, bonds, US Treasuries, ETFs, mutual funds, publicly traded REITs, etc.

%

How would you describe your knowledge of investments?

Select from drop-down

How would you describe your investment objective?

Select from drop-down

When do you anticipate needing liquidity from your investment?

Select from drop-down

On a scale of 1 to 5, how would you rate your risk tolerance?

Select from drop-down

Do you believe you have sufficient knowledge and experience in financial and business affairs to evaluate the merits and risks of an investment in our company?

Yes **No**

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7. Investor Initials and Signatures

In order to induce RW Holdings NNN REIT, Inc. to accept this investment, I hereby represent and warrant as follows (initial all Sections that apply to you):

Initials

A. PROSPECTUS DELIVERY

I agree to receive the prospectus for the Company's common stock and other information regarding my investment in electronic format from the Company's website. I acknowledge receipt of the prospectus in electronic format. I may withdraw my consent to receive this information in electronic format at any time by notifying the Company in writing or via email. Information provided in electronic will remain available on the Company's website. I may request this information by mailing a written request to the Company at 3090 Bristol Street, Suite 550, Costa Mesa, California 92626. Delivery charges may apply to prospectuses and information requested in writing. The Company's prospectuses are always available for public inspection at the website of the Securities and Exchange Commission, www.sec.gov.

B. TAXPAYER INFORMATION (OPTIONAL)

(REQUIRED FOR US CITIZENS) The investor signing below, under penalties of perjury, certifies that (i) the number shown above is my correct taxpayer identification number, (ii) I am not subject to backup withholding because I am exempt from back up withholding, (iii) I have not been notified by the Internal Revenue Service that I am subject to backup withholding, and (iv) I am a U.S. Citizen (including a U.S. resident alien). We are required by law to obtain and record certain personal information from you or persons on your behalf in order to accept your Investment. If you do not provide the information or documentation, we may not be able to accept your Investment. By signing this Investment form, you agree to provide this information and confirm that this information is true and correct.

C. FINANCIAL SUITABILITY STANDARDS

I have (i) an annual gross income of at least US$70,000 and a net worth of at least US$70,000; and/or (ii) a net worth of at least US$250,000. (Net worth in all cases should be calculated excluding the value of your home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, or by the person who directly or indirectly supplied the funds for the purchase of the Shares if such person is the fiduciary.) The investment I propose to make herein will not exceed 10% of my net worth, as defined above.

D. STATE SUITABILITY STANDARDS

The investor is a resident of CA, CO, CT, FL, GA, HI, ID, IL, IN, KY, LA, MT, MO, NH, NV, NY, SC, SD, TX, UT, VA, VT, WI or WY and has either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $75,000 and a net worth of at least $75,000. The investor's investment does not exceed ten percent (10%) of the investor's net worth.

E. Please initial in the box to the left if you would like to receive investor communications electronically

Electronic delivery of investor communications is optional. Your consent to electronic delivery above authorizes RW Holdings NNN REIT, Inc. to deliver certain investor communications to you electronically via email or by making them available on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.'s website at https://www.richuncles.com/ and notifying you via email when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you (i) agree that you have provided a valid email address in Section 3 of this subscription agreement; (ii) agree that you have the appropriate hardware and software to receive email notifications and view PDF documents; (iii) understand you may incur certain costs associated with downloading and printing investor documents; and (iv) understand that electronic delivery also involves certain risks, including, among others, system or network outages that could impair your timely receipt of or access to your documents. RW Holdings NNN REIT, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.'s website at https://www.richuncles.com/ or by sending the revocation request to accounts@richuncles.com.

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8. Distribution Reinvestment Plan – Optional

☐ I wish to participate in RW Holdings NNN REIT, Inc.'s Distribution Reinvestment Plan as described in the Prospectus. If you do not wish to reinvest your distributions, please provide the following information:

Account Number	
Routing Number	

NOTE: To receive cash distributions, bank account details are required. If left blank, distributions will be reinvested to purchase additional shares.

9. Signatures

E-Signature Consent:

The parties agree that this agreement may be electronically signed. The parties agree that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

☐ Yes ☐ No

A. INDIVIDUAL INVESTOR, JOINT TENANTS, TENANTS IN COMMON OR COMMUNITY PROPERTY

Signature – Investor 1	**Signature – Investor 2**

B. FOR OTHER INVESTORS (PENSION PLAN, IRA, CORPORATION, PARTNERSHIP, LLC, TRUST, etc.)

Print Name of Entity (Investor)	
Print Name of Authorized Representative	By:
Title	

Signature (Representative)

NOTE: Additional signers see page 8

You have the right to rescind this sale within five days from your investment date. You will receive full funds without interest of your investment as a result.

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B. Continued (Additional Signers)

Signer: 2

Title

US Tax ID#

Date of Birth

Profession / Occupation

Street Address

City

State

Zip Code

Are you associated with a Broker Dealer?

No Yes

Employer Name

Employer Address

Street

City

Country

State

Zip Code

I wish to receive written communications sent to my mailing address

US Citizen

US Citizen residing outside the US

Foreign citizen - US green card holder

Check here if you are subject to backup withholding

Foreign citizen, Country

The Investor had an annual gross income last year of

Excluding primary residence, the Investor has a net worth of

E-Signature Consent:

The parties agree that this agreement may be electronically signed. The parties agree that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

Yes No

Signature (Representative)

9/12

B. Continued (Additional Signers)

Signer: 3 ____

Title ____

US Tax ID# ____ Date of Birth ____

Profession / Occupation ____ Street Address ____

City ____ State ____ Zip Code ____

Are you associated with a Broker Dealer?

☐ No ☐ Yes

Employer Name ____

Employer Address

Street ____ City ____

Country ____ State ____ Zip Code ____

☐ I wish to receive written communications sent to my mailing address

☐ US Citizen ☐ US Citizen residing outside the US

☐ Foreign citizen - US green card holder ☐ Check here if you are subject to backup withholding

☐ Foreign citizen, Country ____

The Investor had an annual gross income last year of ____

Excluding primary residence, the Investor has a net worth of ____

E-Signature Consent:

The parties agree that this agreement may be electronically signed. The parties agree that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

☐ Yes ☐ No

Signature (Representative) ____

10/12

B. Continued (Additional Signers)

Signer: 4

Title

US Tax ID#

Date of Birth

Profession / Occupation

Street Address

City

State

Zip Code

Are you associated with a Broker Dealer?

☐ No ☐ Yes

Employer Name

Employer Address

Street

City

Country

State

Zip Code

☐ I wish to receive written communications sent to my mailing address

☐ US Citizen

☐ US Citizen residing outside the US

☐ Foreign citizen - US green card holder

☐ Check here if you are subject to backup withholding

☐ Foreign citizen, Country

The Investor had an annual gross income last year of

Excluding primary residence, the Investor has a net worth of

E-Signature Consent:

The parties agree that this agreement may be electronically signed. The parties agree that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

☐ Yes ☐ No

Signature (Representative)

11/12

B. Continued (Additional Signers)

Signer: 5

Title

US Tax ID#

Date of Birth

Profession / Occupation

Street Address

City

State

Zip Code

Are you associated with a Broker Dealer?

☐ No ☐ Yes

Employer Name

Employer Address

Street

City

Country

State

Zip Code

☐ I wish to receive written communications sent to my mailing address

☐ US Citizen

☐ US Citizen residing outside the US

☐ Foreign citizen - US green card holder

☐ Check here if you are subject to backup withholding

☐ Foreign citizen, Country

The Investor had an annual gross income last year of

Excluding primary residence, the Investor has a net worth of

E-Signature Consent:

The parties agree that this agreement may be electronically signed. The parties agree that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

☐ Yes ☐ No

Signature (Representative)

12/12